UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HYPERDYNAMICS CORPORATION
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 26, 2016

Dear Stockholder:

I am writing to address an issue that has arisen relating to the voting of the Proxy Cards relating to Hyperdynamics Corporation’s (the “Company”) 2016 Annual Meeting to be held January 27, 2016.

Over the last several days, some stockholders have received a Gold Proxy Card from the Wilson Group without accompanying proxy materials in the mail.  Some stockholders have brought to our attention that the Gold Proxy Card is confusing and indicated that the instructions seem to place an affirmative duty to vote on the Gold Proxy Card.  There is NO NEED to respond to the Gold Card. If you have voted the Gold Card in any way this will cancel your prior vote on the White Card.

If any stockholder has voted the Gold Proxy Card and wishes to vote FOR all SIX director nominees identified in the Company’s proxy statement and on the WHITE PROXY CARD, he or she must vote again by phone (in U.S. 800-776-9347 or outside U.S. 718-921-8500) or electronically (www.proxyvote.com) for all six company candidates prior to the 11:59 p.m. deadline on January 26, 2016.

If you have any questions or comments regarding any information you receive, stockholders can send an email to management from the Investor Relations page of the Company’s website and management will respond as promptly as possible.

Best regards,

/s/ Ray Leonard

President & Chief Executive Officer

12012 Wickchester Lane, Suite 475, Houston, Texas 77079 — Tel: 713-353-9400 — Fax: 713-353-9421